UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8
                     AMENDMENT TO APPLICATION OR REPORT

                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934

                       Southern National Corporation
            (Exact name of registrant as specified in its charter)

                       Commission file number: 0-4641

                               AMENDMENT NO. 1

   The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated February 11, 1994 as set forth in the pages attached hereto.

                 Item 7(a). Financial statements of business acquired.
                      Item 7(b). Proforma financial information.

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                    SOUTHERN NATIONAL CORPORATION

Date: April 15, 1994                By: /s/ SHERRY A. KELLETT
                                            Sherry A. Kellett
                                            Vice President and Controller

   Pursuant to Items 7(a) and 7(b) of the registrant's Current Report on Form 8-k dated February 11, 1994, the registrant hereby files the following financial statements and proforma financial information:

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial statements of business acquired:

       The First Savings Bank, FSB ("The First")
          Consolidated Statements of Financial Condition as of June 30, 1993
            and 1992
          Consolidated Statements of Operations for the Years Ended June 30,
            1993, 1992 and 1991
          Consolidated Statements of Cash Flows for the Years Ended June 30,
            1993, 1992 and 1991
          Notes to Consolidated Financial Statements
          Independent Auditors' Report

   (b) Proforma combined financial information:

       Proforma Condensed Statement of Condition as of December 31, 1993
         (Unaudited)
       Proforma Condensed Statement of Operations for the Year Ended
         December 31, 1993 (Unaudited)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                        JUNE 30,
                                                                                                  1993             1992
ASSETS
Cash and cash equivalents.................................................................   $   79,158,801       52,730,405
Investment securities:
  Principal (market value $79,542,484 and $74,789,510, respectively)......................       79,233,792       74,315,506
  Accrued interest receivable.............................................................          626,957          487,332
                                                                                                 79,860,749       74,802,838
Mortgage-backed certificates, net:
  Held for sale (market value $8,780,368).................................................               --        8,780,368
  Held for investment (market value $372,370,000 and $254,588,589, respectively)..........      357,723,237      241,793,041
  Accrued interest receivable.............................................................        2,688,198        2,029,227
       Total mortgage-backed certificates, net............................................      360,411,435      252,602,636
Loans receivable, net:
  Held for sale...........................................................................      201,393,958      172,347,918
  Held for investment.....................................................................    1,244,659,853    1,300,680,299
  Accrued interest receivable, net........................................................        7,016,657        9,086,144
       Total loans receivable, net........................................................    1,453,070,468    1,482,114,361
Real estate...............................................................................       36,373,235       44,662,544
Premises and equipment....................................................................       30,758,166       32,721,615
Goodwill..................................................................................       28,749,404       29,954,334
Other assets..............................................................................       17,963,655       21,401,802
                                                                                             $2,086,345,913    1,990,990,535
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits................................................................................    1,520,635,224    1,540,064,155
  Advances from Federal Home Loan Bank....................................................      272,731,995      221,524,788
  Subordinated capital notes..............................................................        7,927,635        7,903,216
  Other borrowed money....................................................................       59,936,491       40,275,040
  Escrow deposits by borrowers for insurance and taxes....................................       24,157,372       20,759,740
  Income taxes:
     Current..............................................................................        1,400,792        1,006,131
     Deferred.............................................................................        1,739,000        1,536,000
  Investor custodial accounts.............................................................       40,069,911       14,702,884
  Other liabilities.......................................................................       32,176,610       29,984,955
       Total liabilities..................................................................    1,960,775,030    1,877,756,909
Commitments and contingencies
Stockholders' Equity:
  Serial preferred stock, 15,000,000 shares authorized and unissued.......................               --               --
  Common stock, $1.00 par value, 25,000,000 shares authorized; 9,070,319 and 5,846,709
     shares issued and outstanding, respectively..........................................        9,070,319        5,846,709
  Additional paid-in-capital..............................................................       42,671,324       41,337,100
  Retained earnings.......................................................................       73,829,240       66,049,817
       Total stockholders' equity.........................................................      125,570,883      113,233,626
                                                                                             $2,086,345,913    1,990,990,535

     The accompanying notes are an integral part of these consolidated financial statements.
                                     VII-16

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                         TOTAL
                                                                        COMMON        ADDITIONAL        RETAINED     STOCKHOLDERS'
                                                                        STOCK       PAID-IN-CAPITAL     EARNINGS        EQUITY
Balance at June 30, 1990...........................................   $4,687,076       35,915,436      54,784,997       95,387,509
Net earnings.......................................................           --               --       8,444,350        8,444,350
Ten percent stock dividend.........................................      473,021        1,596,446      (2,069,467)              --
Cash dividend for fractional shares................................           --               --          (5,678)          (5,678)
Sale of common stock...............................................       73,277          234,348              --          307,625
Balance at June 30, 1991...........................................    5,233,374       37,746,230      61,154,202      104,133,806
Net earnings.......................................................           --               --       8,602,798        8,602,798
Ten percent stock dividend.........................................      528,242        3,169,452      (3,697,694)              --
Cash dividend for fractional shares................................           --               --          (9,489)          (9,489)
Sale of common stock...............................................       85,093          421,418              --          506,511
Balance at June 30, 1992...........................................    5,846,709       41,337,100      66,049,817      113,233,626
Net earnings.......................................................           --               --      10,744,943       10,744,943
Three-for-two stock split..........................................    2,958,020               --      (2,958,020)              --
Cash dividend for fractional shares................................           --               --          (7,500)          (7,500)
Sale of common stock...............................................      265,590          863,257              --        1,128,847
Tax benefit for non-incentive options exercised....................           --          470,967              --          470,967
BALANCE AT JUNE 30, 1993...........................................   $9,070,319       42,671,324      73,829,240      125,570,883

     The accompanying notes are an integral part of these consolidated financial statements.
                                     VII-17

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             YEARS ENDED JUNE 30,
                                                                                      1993           1992           1991
Interest and dividend income:
  Loans receivable.............................................................   $122,827,624    137,914,688    156,175,288
  Mortgage-backed certificates.................................................     24,640,633     23,909,634     39,862,713
  Investment securities........................................................      3,099,252      3,731,109      4,473,492
  Other interest income........................................................      1,363,390      2,559,311      1,914,231
     Total interest and dividend income........................................    151,930,899    168,114,742    202,425,724
Interest expense:
  Deposits.....................................................................     61,224,994     88,738,542    116,613,889
  Short-term borrowings........................................................      1,444,844      1,032,267      4,460,517
  Long-term borrowings.........................................................     20,479,972     21,344,222     28,746,575
     Total interest expense....................................................     83,149,810    111,115,031    149,820,981
       Net interest income.....................................................     68,781,089     56,999,711     52,604,743
Provision for loan losses......................................................      8,699,105     10,468,740     10,480,775
       Net interest income after provision for loan losses.....................     60,081,984     46,530,971     42,123,968
Other income (expense):
  Loan servicing fees..........................................................      3,232,402      4,503,515      5,146,214
  Gain on sale of loans receivable and MBCs, net...............................      3,930,928      5,550,983      7,348,917
  Gain on sale of loan servicing, net..........................................      2,017,227      4,204,163      5,693,016
  Gain on sale of branch offices, net..........................................             --        632,411             --
  Loss on sale of securities, net..............................................             --            (44)      (107,174)
  Real estate acquired for development and resale operations, net..............     (1,595,042)    (2,156,313)      (987,965)
  Real estate acquired through foreclosure operations, net.....................     (3,675,379)    (3,125,521)    (2,344,127)
  Service fees on deposits.....................................................     10,175,941     11,117,807     11,477,665
  Other........................................................................      6,522,078      6,791,520      5,804,208
     Total other income........................................................     20,608,155     27,518,521     32,030,754
General and administrative expenses:
  Compensation and fringe benefits.............................................     33,347,974     32,517,111     30,468,294
  Equipment....................................................................      6,221,509      5,423,335      5,345,816
  Net occupancy................................................................      5,698,786      5,704,679      5,703,249
  Deposit insurance premium....................................................      3,671,089      3,657,933      3,620,111
  Advertising..................................................................      2,204,325      2,185,199      2,107,303
  Amortization of goodwill.....................................................      1,204,930      1,205,196      1,205,284
  Other........................................................................     10,387,583      9,668,241     10,797,315
     Total general and administrative expenses.................................     62,736,196     60,361,694     59,247,372
Earnings before income tax expense.............................................     17,953,943     13,687,798     14,907,350
Income tax expense.............................................................      7,209,000      5,085,000      6,463,000
     Net earnings..............................................................   $ 10,744,943      8,602,798      8,444,350
Earnings per share.............................................................   $       1.15            .96            .98
Weighted average shares outstanding............................................      9,327,861      8,969,407      8,618,545

     The accompanying notes are an integral part of these consolidated financial statements.
                                     VII-18

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED JUNE 30,
                                                                                   1993             1992            1991
Cash flows from operating activities:
  Net earnings..............................................................   $  10,744,943       8,602,798       8,444,350
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................................       5,261,210       4,312,328       4,386,379
     Provision for losses...................................................      13,059,632      12,652,846      11,851,944
     Amortization of fees, discounts, premiums and goodwill, net............       2,767,058        (522,837)     (1,689,347)
     Amortization of purchased and capitalized excess servicing rights......       3,682,602       1,943,644       1,456,175
     Gains on sales of investment securities, mortgage-backed certificates, loans receivable, servicing rights, branch offices and real estate
       acquired through foreclosure, net....................................      (5,890,936)     (8,999,289)    (11,749,862)
     Increase (decrease) in current income taxes............................         865,628      (1,871,233)      2,877,364
     Increase (decrease) in deferred income taxes...........................         203,000        (105,000)       (787,000)
     Change in other assets, net............................................          67,748       4,868,276        (901,920)
     Change in other liabilities............................................       2,191,655      (5,728,199)      5,318,043
     Change in investor custodial accounts..................................      25,367,027       3,078,910       1,536,596
     FHLB stock dividend....................................................        (883,700)     (1,011,200)     (1,227,962)
     Change in accrued interest.............................................       1,361,479       4,012,066       1,657,105
  Proceeds from sale of loans held for sale.................................     691,938,009     376,089,721     355,159,579
  Proceeds from sale of mortgage-backed certificates held for sale..........      12,242,253      87,170,005     169,335,138
  Principal reduction of loans held for sale................................      37,727,190       9,927,521      12,942,387
  Principal reduction of mortgage-backed certificates held for sale.........         168,089       1,503,837              --
  Origination of mortgage loans held for sale...............................    (568,096,010)   (473,769,478)   (387,673,144)
  Purchase of loans held for sale...........................................     (96,773,358)    (75,900,159)   (169,696,988)
     Net cash provided (used) by operating activities.......................     136,003,519     (53,745,443)      1,238,837
Cash flows from investing activities:
  Proceeds from sale of investment securities...............................              --       1,045,656       9,454,996
  Proceeds from maturity of investment securities...........................      52,349,019      63,790,610      54,733,387
  Proceeds from sale of loans receivable and mortgage loan servicing
     rights.................................................................       2,051,416      43,168,823      63,742,221
  Proceeds from sale of mortgage-backed certificates, net...................              --      39,781,336     164,600,374
  Principal reduction of loans receivable, net..............................     544,610,830     524,921,068     501,839,261
  Principal reduction of mortgage-backed certificates, net..................      92,960,028      42,085,627      43,459,498
  Proceeds from sale of real estate acquired through foreclosure............      16,591,343      11,033,523      15,476,775
  Proceeds from sale of real estate acquired for development and resale,
     net....................................................................       4,346,496      10,361,380       5,242,540
  Proceeds from sale of premises and equipment, net.........................         967,750          29,342          30,142
  Sale of branch offices:
     Deposits...............................................................              --     (35,658,797)             --
     Premises and equipment, net............................................              --         319,150              --
     Installment loans......................................................              --      10,021,034              --
  Purchase of investment securities, net....................................     (56,444,342)    (20,789,361)   (119,386,784)
  Purchase of premises and equipment, net...................................      (4,411,913)     (3,331,589)     (2,131,957)
  Purchase of mortgage servicing rights.....................................         (55,420)     (6,583,769)     (1,739,658)
  Investment in real estate acquired for development and resale, net........      (1,753,606)     (3,239,527)     (3,005,781)
  Origination and purchase of loans receivable:
     Mortgage loans.........................................................    (206,471,220)   (109,278,234)    (26,354,386)
     Commercial loans.......................................................    (187,516,338)   (228,067,690)   (251,302,672)
     Installment loans......................................................    (208,305,466)   (209,753,435)   (178,476,118)
     Purchase of loans held for investment..................................        (158,650)             --              --
     Purchase of mortgage-backed certificates held for investment...........    (213,645,412)    (39,601,434)             --
     Net cash (used) provided by investing activities.......................    (164,885,485)     90,253,713     276,181,838

                                     VII-19

                                                                                           YEARS ENDED JUNE 30,
                                                                                   1993             1992            1991
Cash flows from financing activities:
  Proceeds from new deposits................................................     546,347,389     502,416,819     491,694,886
  Interest credited to and accrued on deposits..............................      48,938,931      66,856,188      81,766,910
  Proceeds from FHLB advances...............................................     279,000,000     105,000,000     266,100,000
  Proceeds from other borrowed money........................................      20,369,289      23,142,735       1,716,006
  Increase (decrease) in escrow deposits....................................       3,397,632       1,867,080      (1,859,720)
  Proceeds from the sale of common stock....................................       1,128,847         506,511         307,625
  Withdrawals of deposits...................................................    (615,269,075)   (635,479,457)   (679,704,964)
  Repayment of FHLB advances................................................    (227,874,703)   (106,294,667)   (345,852,000)
  Repayment of other borrowed money.........................................        (716,448)    (11,303,385)    (99,077,588)
  Redemption of subordinated capital notes..................................          (4,000)        (42,500)        (14,000)
  Cash dividend for fractional shares.......................................          (7,500)         (9,489)         (5,678)
     Net cash provided (used) by financing activities.......................      55,310,362     (53,340,165)   (284,928,523)
Net increase (decrease) in cash and cash equivalents........................      26,428,396     (16,831,895)     (7,507,848)
Cash and cash equivalents at beginning of year..............................      52,730,405      69,562,300      77,070,148
Cash and cash equivalents at end of year....................................   $  79,158,801      52,730,405      69,562,300
Supplemental disclosure of cash paid during the year for:
  Interest expense..........................................................   $  84,357,933     112,737,301     155,310,103
  Income taxes..............................................................   $   6,150,000       7,050,000       5,811,710

                                     VII-20

                          THE FIRST SAVINGS BANK, FSB
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
     The following is a description of the more significant accounting and reporting policies which the Bank follows in preparing and presenting its consolidated financial statements.
  (A) PRINCIPLES OF CONSOLIDATION
     The accompanying consolidated financial statements include the accounts of the Bank and all subsidiaries, and in consolidation all significant intercompany items are eliminated.
  (B) CASH AND CASH EQUIVALENTS
     Cash on hand, cash items in transit to depository institutions, cash balances in depository institutions, federal funds sold, and overnight time deposits are defined as cash and cash equivalents for financial reporting purposes.
  (C) INVESTMENT SECURITIES
     The Bank maintained liquid assets in excess of the amount required by Office of Thrift Supervision (OTS) regulations during all periods included in these consolidated financial statements. The required amount is 5% of the average daily balances of deposits and short-term borrowings. Liquid assets consist principally of cash, including time deposits, and investment securities.
     Investment securities are carried at amortized cost and are not adjusted to the lower of cost or market because management has the intention and the ability to hold the securities to maturity. Premiums and discounts on investment securities are amortized over the life of the security using a method that approximates level yield. Gains and losses on sales of these securities are recognized when realized.
     The stock of the Federal Home Loan Bank has no quoted market value, and no ready market exists. The investment in the stock is required by law of every federally insured thrift.
     The cost of investments sold is determined by specific identification.
  (D) INTEREST INCOME
     Interest earned on loans receivable is recorded in the period earned. An allowance for uncollected interest is established for all interest accrued on delinquent loans in accordance with regulatory requirements. Delinquent interest ultimately collected is credited to income in the period of recovery.
  (E) LOAN ORIGINATION AND COMMITMENT FEES AND LOAN COSTS
     Loan origination and commitment fees are deferred net of specified costs as required by Statement of Financial Accounting Standards No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases" (FAS 91). If no fees are charged, the FAS 91 specified loan cost is deferred. The net deferred fees or costs are accreted or amortized to interest income over the contractual lives of the loans using the level yield method.
  (F) UNEARNED AND UNAMORTIZED PREMIUMS AND DISCOUNTS
     All unearned and unamortized premiums or discounts on loans receivable are accreted or amortized to income over the remaining lives of the loans adjusted for prepayments using a method approximating a level yield.
  (G) ASSETS HELD FOR SALE
     Assets held for sale are carried at the lower of cost, committed purchase price, or market. A quarterly analysis is done to determine the market value of the held for sale assets, and an adjustment to the carrying value is made if necessary.
     When loans are sold with servicing rights retained, the Bank realizes additional gains or losses if the actual servicing fees to be received differ from the normal servicing fees. Such gains or losses are calculated as the present value of the
                                     VII-21

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- Continued differential between the actual servicing fee and the normal servicing fee over the remaining life of the loans serviced, adjusted for estimated prepayments. The resulting discount or premium is amortized over the estimated remaining lives of such loans, adjusted for actual prepayments.
     Normal servicing fees are recognized as income in the period earned.
  (H) PURCHASED MORTGAGE SERVICING
     Loan servicing rights purchased (PMSRs) are recorded at cost and are amortized over the estimated remaining lives of the loans serviced adjusted for prepayments. PMSRs are included in other assets.
  (I) PROVISION FOR LOAN LOSSES
     Valuation allowances for specific loans receivable are charged to income when declines in value reduce the market value of the collateral below their carrying value. In addition to specific valuation allowances, management has established a policy of providing amounts for loan valuation purposes not identified with any specific loan derived from actual loss experience ratios, loan types, loan volume, economic conditions, industry standards and other relevant factors.
  (J) REAL ESTATE
     For fiscal years prior to and including 1992, real estate acquired through foreclosure (REO) and in-substance foreclosure was recorded at the lower of cost or fair value. Subsequent to the transfer from loans to real estate acquired through foreclosure, the property was carried at the lower of the new cost basis or net realizable value. Prior to Statement of Position 92-3 "Accounting for Foreclosed Assets" (SOP 92-3), cost was defined as the principal balance (less any allowance for uncollected interest and/or valuation allowances) of the former mortgage loan. In accordance with SOP 92-3, that policy was changed for fiscal 1993 such that REO, as well as in-substance foreclosure, is carried at the lower of cost (which is now defined as fair value at the time of repossession less estimated disposition cost) or fair value less disposition costs.
     Real estate acquired for development and resale (READR) is stated at initial acquisition cost plus costs of improvements, including interest. READR investments are reviewed regularly and allowances for valuations are established when the carrying values exceed estimated net realizable values.
     Construction costs incurred in the residential land development operations are accounted for on a unit-by-unit basis. Land acquisition costs and other development costs not attributable to specific units are allocated based on the projected selling prices of the unsold units. Estimated additional costs to be incurred relating to units sold are accrued and considered in determining gains or losses on units sold.
     Interest charges during the development period of construction of READR projects are capitalized as a cost of the project. When construction is complete, interest charges are expended as a period cost. Interest charges on real estate acquired through foreclosure are expended as a period cost.
     Gains on the sale of real estate acquired for development and resale are recorded at the time of sale provided certain criteria relating to property type, cash down payment, loan terms, and other factors are met. If these criteria are not met at the date of sale, the gain is deferred and recognized using the installment or cost-recovery method until they are satisfied, at which time the remaining deferred gain is recorded as income.
  (K) PREMISES AND EQUIPMENT
     Premises and equipment are carried at cost, net of accumulated depreciation, which is based on the useful lives of the assets. Buildings are depreciated primarily over forty years using principally the straight-line method. Leasehold improvements are amortized over the lesser of their respective lives or the primary lease term using primarily the straight-line method. Furniture and equipment are depreciated over ten years using principally the straight-line method. Automobiles are depreciated over four years using the straight-line method.
                                     VII-22

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- Continued
     Certain premises and equipment were sold and leased back. The related gain on the sale has been deferred and is being amortized on a straight-line basis over the primary lease term (ten years). The related rental expense is being charged to earnings based on the average lease payments over the primary lease term.
  (L) INCOME TAXES
     Deferred income taxes result from timing differences in the recognition of income and expenses for financial statement and tax purposes.
  (M) PENSION EXPENSE
     Accrued pension expense is funded annually and includes a charge for prior service costs.
  (N) GOODWILL
     Goodwill, representing the excess of cost over fair value of assets acquired in transactions accounted for as purchases, is being amortized over thirty-five years using the straight-line method. The acquisitions giving rise to the goodwill were consummated prior to the Statement of Financial Accounting Standards No. 72, which became effective September 30, 1982.
  (O) PREMIUM ON DEPOSIT ACQUISITIONS
     Premium on deposit acquisitions is being amortized over the estimated lives of the deposits (primarily nineteen to twenty-two years) using the straight-line method. The amount amortized is included in interest expense on deposits.
  (P) DEBT ISSUANCE COST
     The cost of issuing the subordinated capital notes (SCN) was capitalized and is being amortized over ten years using a method approximating a level yield. Debt issuance costs are netted against the related debt amount and the amortization of such costs are included in interest expense on borrowings.
  (Q) MORTGAGE-BACKED CERTIFICATES SOLD UNDER AGREEMENTS TO REPURCHASE
     The Bank may enter into sales of mortgage-backed certificates (MBCs) under agreements to repurchase (reverse repurchase agreements and dollar price repurchase agreements). Reverse repurchase agreements are treated as financing transactions. The obligations to repurchase MBCs sold are reflected in other borrowed money and the MBCs underlying the agreements are reflected as assets in the consolidated statements of financial condition.
     Dollar price repurchase agreements are recorded as financing transactions if specific criteria are met, primarily the requirement to repurchase MBCs that are substantially the same as those delivered into the transaction. The Bank is required to record the transaction as a sale if the criteria to qualify as a financing transaction are not met.
  (R) OPTIONS AND FINANCIAL FUTURES
     The Bank periodically engages in hedging activities through the options and financial futures markets in an effort to protect interest-sensitive assets and liabilities against the effects of adverse changes in interest rates. Gains and losses on options or futures positions used to hedge the cost of variable-rate deposits are deferred and amortized as adjustments to interest expense over the contractual lives of the related deposits. Gains and losses on options or futures positions used to hedge the value of interest-sensitive assets are treated as adjustments to the basis of the related asset and are amortized as adjustments of yield to maturity. There were no open positions at June 30, 1993 and 1992.
  (S) EARNINGS PER SHARE
     Earnings per share is computed by dividing earnings by the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents include, if applicable, dilutive stock option share equivalents determined by using the treasury stock method.
                                     VII-23

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- Continued
     The earnings per share data for all periods shown in the consolidated financial statements have been restated to reflect the three-for-two stock split effected as a 50% stock dividend in February 1993.
2. CASH AND CASH EQUIVALENTS
     Cash and cash equivalents at June 30, are summarized as follows:

                                                                                                       1993           1992
Cash working funds...............................................................................   $13,182,027    11,798,718
Non-interest-earning demand deposits.............................................................    52,397,400    36,126,403
Federal funds sold...............................................................................    10,000,000            --
Time deposits....................................................................................     3,579,374     4,805,284
                                                                                                    $79,158,801    52,730,405

     The supplemental disclosure of non-cash investing and financing activities for the years ended June 30, is as follows:

                                                                                        1993          1992           1991
Exchange of loans for mortgage-backed certificates...............................   $  1,000,000    83,748,335    218,606,363
Loans receivable transferred to real estate acquired through foreclosure.........   $ 14,473,476    25,931,599     25,131,933

3. INVESTMENT SECURITIES
     The amortized cost and market value of investment securities at June 30, are summarized as follows:

                                                                                                    1993
                                                                                            GROSS         GROSS
                                                                            AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                                               COST         GAINS         LOSSES         VALUE
U.S. Treasury securities and obligations of U.S. Government corporations
  and agencies..........................................................   $ 63,535,068     575,516      (266,824)     63,843,760
Debt securities issued by foreign governments...........................         25,000          --            --          25,000
Stock in FHLB & FNMA....................................................     15,673,724          --            --      15,673,724
Accrued interest........................................................        626,957          --            --         626,957
                                                                           $ 79,860,749     575,516      (266,824)     80,169,441

                                                                                                    1992
                                                                                            GROSS         GROSS
                                                                            AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                                               COST         GAINS         LOSSES         VALUE
U.S. Treasury securities and obligations of U.S. Government corporations
  and agencies..........................................................   $ 35,028,112     497,239      ( 23,235)     35,502,116
Other debt securities...................................................     24,873,970          --            --      24,873,970
Stock in FHLB & FNMA....................................................     14,413,424          --            --      14,413,424
Accrued interest........................................................        487,332          --            --         487,332
                                                                           $ 74,802,838     497,239      ( 23,235)     75,276,842

                                     VII-24

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
3. INVESTMENT SECURITIES -- Continued
     Investment securities by maturity date ranges at June 30, 1993 are summarized as follows:

                                                                                                     AMORTIZED       MARKET
                                                                                                       COST           VALUE
Due in one year or less..........................................................................   $ 6,116,889      6,117,144
Due after one year through five years............................................................    11,695,156     11,836,180
Due after five years through ten years...........................................................        25,000         25,000
Due after ten years..............................................................................    62,023,704     62,191,117
                                                                                                    $79,860,749     80,169,441

     There were no proceeds from sales of investments in debt securities during fiscal 1993 and fiscal 1992. The 1992 loss reported in the statement of operations related to 1991 activity.
     The stock in the Federal Home Loan Bank, and FNMA REMICs of $28,719,000 are pledged to secure advances.
4. MORTGAGE-BACKED CERTIFICATES, NET
     Mortgage-backed certificates, net at June 30, are summarized as follows:

                                                                                                     1993           1992
Mortgage-backed certificates:
  GNMA (market value $223,717,593 and $64,130,897, respectively)..............................   $219,903,035     62,125,735
  FHLMC fixed-rate (market value $7,644,455 and $11,013,263, respectively)....................      7,249,610     10,623,293
  FHLMC adjustable-rate (market value $21,230,017 and $34,495,441, respectively)..............     20,553,741     33,457,159
  FNMA (market value $113,131,292 and $145,622,226, respectively).............................    106,749,584    140,183,892
  Other conventional (market value $6,646,643 and $8,107,130, respectively)...................      6,361,269      7,993,731
  Accrued interest............................................................................      2,688,198      2,029,227
                                                                                                  363,505,437    256,413,037
  Less unearned discounts.....................................................................      3,094,002      3,810,401
                                                                                                 $360,411,435    252,602,636

     Additional information relating to mortgage-backed certificates follows:

                                                                                       GROSS         GROSS
                                                                      AMORTIZED      UNREALIZED    UNREALIZED       MARKET
AT                                                                       COST          GAINS         LOSSES         VALUE
June 30, 1993.....................................................   $357,723,237    14,650,365        (3,602)    372,370,000
June 30, 1992.....................................................   $250,573,409    12,838,805       (43,257)    263,368,957

     The contractual maturity dates of the mortgage-backed certificates are beyond ten years. However, the expected maturities differ from the contractual maturities because borrowers have the right to prepay obligations without prepayment penalties. The proceeds from the sales of mortgage-backed certificates during fiscal 1993 and fiscal 1992 were $12,242,000 and $126,951,000, respectively. Gross gains of $143,000 and $2,070,000, respectively were realized on the sales. There were no losses realized on the sales during fiscal 1993. Gross losses realized during fiscal 1992 were $28,045.
     As disclosed in Note 10, mortgage-backed certificates of $170,782,000 and $33,457,000 at June 30, 1993 and 1992, respectively, were pledged to secure advances. As disclosed in Note 11, certain GNMA, FNMA, and FHLMC mortgage-backed certificates are pledged to secure other borrowed money. In addition, GNMA, FNMA and FHLMC mortgage-backed certificates of approximately $50,074,000 and $60,958,000 at June 30, 1993 and 1992, respectively, are pledged to secure deposits.
                                     VII-25

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
5. LOANS RECEIVABLE, NET
     Loans receivable, net at June 30, are summarized as follows:

                                                                                                  1993             1992
Real estate loans:
  Fixed-rate..............................................................................   $  450,920,440      432,206,576
  Adjustable-rate.........................................................................      373,361,103      397,074,840
                                                                                                824,281,543      829,281,416
Real estate construction loans:
  Fixed-rate..............................................................................       52,164,771       40,675,790
  Adjustable-rate.........................................................................       26,127,914       29,142,610
                                                                                                 78,292,685       69,818,400
  Second mortgage loans...................................................................        3,850,980        4,937,329
  Commercial loans........................................................................      177,724,029      195,364,736
  Installment loans.......................................................................      421,353,892      423,076,886
  Accrued interest........................................................................       11,110,107       12,589,308
                                                                                              1,516,613,236    1,535,068,075
Less:
  Allowance for uncollected interest......................................................        4,093,450        3,503,164
  Unamortized discounts and deferred fees on loans purchased..............................        4,532,104        5,507,874
  Unamortized discount on loans purchased through business combinations...................        1,025,224        1,479,049
  Net deferred fees on loans originated...................................................          845,012          204,441
  Allowance for loan losses...............................................................       15,483,326       12,557,416
  Loans in process........................................................................       37,563,652       29,701,770
                                                                                                 63,542,768       52,953,714
                                                                                             $1,453,070,468    1,482,114,361

     As disclosed in Note 10, certain loans of $170,074,000 and $304,223,000 as of June 30, 1993 and 1992, respectively were pledged to secure advances.
     Loans serviced for the benefit of others amounted to approximately $1,560,738,000, $1,582,311,000, and $1,383,735,000 at June 30, 1993, 1992, and
1991, respectively.
     An analysis of the allowance for loan losses for the years ended June 30, is as follows:

                                                                                        1993           1992           1991
Beginning allowance...............................................................   $12,557,416     10,594,213     7,160,811
Provision for loan losses.........................................................     8,699,105     10,468,740    10,480,775
Losses incurred...................................................................    (6,576,137)   (12,004,714)   (7,888,471)
Recoveries........................................................................       802,942      3,499,177       841,098
  Ending allowance................................................................   $15,483,326     12,557,416    10,594,213

     The Bank has restructured loans including interest amounting to approximately $16.0 million and $23.3 million at June 30, 1993 and 1992, respectively. These loans are secured by various types of collateral including shopping centers and a marina. The restructured terms do not change the original maturities of these loans. The amount of gross interest income that would have been recorded during 1993 and 1992 if these loans were in accordance with the original terms would have been approximately $1.7 million and $2.5 million, respectively. The amount of interest actually included in interest income amounted to approximately $822,000 and $1.4 million, respectively.
                                     VII-26

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
6. REAL ESTATE
     Real estate at June 30, is summarized as follows:

                                                                                                        1993          1992
Loans treated as in-substance foreclosures.......................................................   $  6,879,752     7,695,222
Real estate and repossessed assets acquired through foreclosure..................................     21,347,093    24,763,754
Real estate acquired for development and resale..................................................     12,200,774    14,939,431
                                                                                                      40,427,619    47,398,407
Less:
  Accumulated depreciation.......................................................................         32,255       358,757
  Allowance for valuation........................................................................      4,022,129     2,377,106
                                                                                                       4,054,384     2,735,863
                                                                                                    $ 36,373,235    44,662,544

     During fiscal 1993, the Bank capitalized no interest into real estate acquired for development and resale. The Bank capitalized $99,699, and $580,465 for the years ended June 30, 1992 and 1991, respectively.
     An analysis of the allowance for valuation for the years ended June 30, follows:

                                                                                          1993           1992          1991
Beginning allowance.................................................................   $ 2,377,106     1,790,091     1,556,667
Provision for real estate losses....................................................     4,360,527     2,184,106     1,371,169
Losses incurred.....................................................................    (2,715,504)   (1,597,091)   (1,137,745)
                                                                                       $ 4,022,129     2,377,106     1,790,091

     The Bank adopted SOP 92-3 during the quarter ended March 31, 1993. As stated in the 1992 Annual Report, real estate acquired through foreclosure was previously carried at the lower of cost, estimated fair value, or net realizable value. SOP 92-3 requires that such assets be carried at the lower of cost or fair value less disposition costs. This change in accounting policy had a minimal impact on the recorded net real estate balances. See Regulatory Changes and Accounting and Reporting Changes for more discussion on this issue and its impact. Also see Note 1 of Notes to Consolidated Financial Statements for a discussion of the Bank's policy.
7. PREMISES AND EQUIPMENT
     Premises and equipment at June 30, are summarized as follows:

                                                                                                        1993          1992
Land.............................................................................................   $  4,516,867     4,726,658
Office and other buildings.......................................................................     18,327,659    18,078,080
Furniture and equipment..........................................................................     35,739,914    33,985,620
Leasehold improvements...........................................................................      4,316,008     4,578,713
Automobiles......................................................................................        437,662       846,179
                                                                                                      63,338,110    62,215,250
Less accumulated depreciation....................................................................     32,579,944    29,493,635
                                                                                                    $ 30,758,166    32,721,615

     The balance of the deferred gain from the sale of the home office real estate, included in other liabilities in the consolidated statements of financial condition, amounted to $994,166 and $1,472,843 at June 30, 1993 and 1992, respectively.
                                     VII-27

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
7. PREMISES AND EQUIPMENT -- Continued
     The Bank also leases other premises and equipment for its operations. The minimum future lease payments for all non-cancelable operating leases at June 30, 1993 are summarized as follows:

YEAR                                                     AMOUNT
1994................................................   $ 2,252,783
1995................................................     2,229,729
1996................................................       846,380
1997................................................       805,692
1998................................................       698,657
Thereafter..........................................     2,965,472

     Rental expense for premises and equipment aggregated $2,520,690, $2,610,138, and $2,651,394, for the years ended June 30, 1993, 1992, and 1991, respectively.
8. OTHER ASSETS
     Capitalized excess servicing derived from the sale of loans with retention of the servicing rights and purchased servicing rights included in other assets at June 30, follows:

                                                                                                        1993          1992
Capitalized excess servicing rights...............................................................   $   293,478       423,054
Purchased servicing rights........................................................................     7,712,337    11,244,132
                                                                                                     $ 8,005,815    11,667,186

     The Bank paid $55,420 and $6,583,769 for the servicing rights to approximately $8,161,000 and $306,200,000 of loans during 1993 and 1992, respectively. Moreover, there were no additions to capitalized excess servicing rights, net of sales during fiscal 1993 and $108,094 were generated during fiscal 1992. The amortization of capitalized excess servicing and purchased servicing rights included in loan servicing fees amounted to $3,682,602, $1,943,644 and $1,456,175 for the years ended June 30, 1993, 1992 and 1991, respectively. The purchase price for PMSRs purchased in the year ended June 30, 1992 was adjusted $34,189 in fiscal 1993 based on requirements concerning subsequent events in the contract.
                                     VII-28

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
9. DEPOSITS
     Deposits outstanding by type at June 30, are summarized as follows:

DEPOSIT TYPE                                                                                      1993             1992
Transactional deposits:
  Checking accounts:
     Non-interest-bearing.................................................................   $  105,763,477       88,002,762
     Interest-bearing with weighted average rates of 2.25% and 3.11%, respectively........      135,025,649      124,793,722
  Money market demand accounts with weighted average rates of 2.90% and 3.71%,
     respectively.........................................................................      158,330,630      180,017,307
  Total transactional deposits............................................................      399,119,756      392,813,791
Savings deposits:
  Passbook deposits with weighted average rates of 2.78% and 4.01%, respectively..........      126,469,299      128,830,755
  Passbook Plus deposits with weighted average rates of 3.46% and 4.40%, respectively.....      132,601,253       23,695,910
  Total savings deposits..................................................................      259,070,552      152,526,665
Time deposits by rate range:
   2.00 - 3.99%...........................................................................      442,362,451               --
   4.00 - 5.99............................................................................      279,585,532      671,425,368
   6.00 - 7.99............................................................................       74,969,638      241,855,693
   8.00 - 9.99............................................................................       54,670,925       70,046,679
  10.00 -11.99............................................................................       14,288,146       15,349,353
  12.00 -13.99............................................................................        2,190,775        2,222,981
  Total time deposits.....................................................................      868,067,467    1,000,900,074
Premium on deposit acquisitions...........................................................       (5,622,551)      (6,176,375)
                                                                                             $1,520,635,224    1,540,064,155

     Time deposits by rate range and maturity date at June 30, 1993, are summarized as follows:

                                                                     AMOUNTS MATURING DURING
                                                        FIRST          SECOND         THIRD
                                                      SUCCEEDING     SUCCEEDING     SUCCEEDING      YEARS
RATE RANGE                                               YEAR           YEAR           YEAR       THEREAFTER       TOTAL
 2.00 - 3.99%.....................................   $424,092,829     18,159,465         8,467       101,690    442,362,451
 4.00 - 5.99......................................    187,981,409     59,577,112    23,439,935     8,587,076    279,585,532
 6.00 - 7.99......................................     28,837,850      8,069,201     2,110,843    35,951,744     74,969,638
 8.00 - 9.99......................................      7,875,192      1,810,393     7,805,588    37,179,752     54,670,925
10.00 -11.99......................................      1,425,442     11,816,615       568,031       478,058     14,288,146
12.00 -13.99......................................             --      2,154,579        36,196            --      2,190,775
                                                     $650,212,722    101,587,365    33,969,060    82,298,320    868,067,467

     Certain penalties are assessed on depositors exercising early time deposit withdrawal privileges. These penalties are accounted for as reductions of interest expense on deposits in the year they are incurred. Interest expense by deposit types and penalties for the years ended June 30, are summarized as follows:

DEPOSIT TYPE                                                                           1993           1992          1991
Transactional deposits...........................................................   $ 7,929,732    12,393,806     15,434,859
Passbook deposits................................................................     7,240,102     6,603,670      6,795,167
Time deposits....................................................................    46,233,475    69,983,353     94,685,882
Penalty income...................................................................      (178,315)     (242,287)      (302,019)
                                                                                    $61,224,994    88,738,542    116,613,889

                                     VII-29

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
10. ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)
     Advances at June 30, are summarized as follows:

                                                                                WEIGHTED
                                                                                 AVERAGE
                                                                              INTEREST RATE
MATURITY DATE                                                                1993      1992         1993            1992
     1993.................................................................   --   %   6.29      $    --           53,874,703
     1994.................................................................   7.00     10.43       158,436,036     78,436,036
     1995.................................................................   7.82     7.87         16,702,703     16,702,703
     1996.................................................................   6.16     8.06         23,302,703      8,302,703
     1997.................................................................   8.16     8.18          8,302,703      8,302,703
     1998.................................................................   8.48     8.49         14,969,369     14,969,369
     1999.................................................................   7.87     8.55         28,302,703     18,302,703
     2000.................................................................   8.44     8.45         11,636,036     11,636,036
     2001.................................................................   8.35     8.37          8,302,703      8,302,703
     2002.................................................................   7.87     7.93            675,676        675,676
     2006.................................................................   8.50     8.50            500,000        500,000
     Accrued interest payable.............................................   --        --           1,601,363      1,519,453
                                                                             7.29 %   8.56      $ 272,731,995    221,524,788

     The stock of the FHLB, loans receivable, and MBCs approximating $385,249,000 and $352,094,000 at June 30, 1993 and 1992, respectively, are pledged as collateral for these advances.
11. SUBORDINATED CAPITAL NOTES AND OTHER BORROWED MONEY
     During 1987, the Bank issued $8,188,500 in face amount of unsecured subordinated capital notes with a weighted average interest rate of 11.13% which mature during 1997. These notes may be redeemed only upon death of the holder, and to date $150,000 have been redeemed. OTS regulations provide for the inclusion of these subordinated capital notes in the calculation of regulatory capital. At June 30, 1993, 100% can be included in capital.
     Other borrowed money at June 30, is summarized as follows:

                                                                                                        1993          1992
Parent only:
  Reverse repurchase agreements with interest rates of 3.18% and 3.75%, due July 1993 and 1992, respectively, collateralized by GNMA and other mortgage-backed certificates with a carrying value of approximately $61,745,000 and $18,710,000 and a market value of approximately
     $65,869,000 and $19,589,000, respectively...................................................   $ 59,936,491   14,733,551
  Dollar price repurchase agreements with an interest rate of 2.80% due July 1992 collateralized by GNMA and other mortgage-backed certificates with a carrying value of approximately
     $23,840,000 and a market value of approximately $25,060,000.................................        --        24,825,040
Notes of subsidiaries not guaranteed by Parent:
  Mortgage notes payable, with interest rates varying from 8.00% to 8.50% due in varying installments through February 1993 and collateralized by real estate with a carrying value
     of approximately $2,554,000.................................................................        --           716,449
                                                                                                    $ 59,936,491   40,275,040

     The mortgage-backed certificates underlying the reverse repurchase agreements (RRP) and dollar price repurchase agreements (DPR) were delivered to the primary government security dealers who arranged the transactions. At the maturity dates of the RRP transactions, the original securities will be returned to the Bank. The RRP's outstanding during 1993 and 1992 averaged $33,834,000 and $16,853,000, respectively. The maximum amounts of RRP's outstanding at any month-end during 1993 and 1992 were $62,050,000 and $32,494,000, respectively. The DPR securities may have been loaned, sold or otherwise disposed of by the dealers to other parties in their normal course of business and the dealers have agreed to resell to the Bank substantially identical securities upon maturity of the agreements. The DPRs outstanding during 1993 and 1992
                                     VII-30

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
11. SUBORDINATED CAPITAL NOTES AND OTHER BORROWED MONEY -- Continued averaged $11,908,000 and $7,951,000, respectively. The maximum amounts of DPRs outstanding at any month end during 1993 and 1992 were $34,096,000 and $30,459,000, respectively.
12. INCOME TAXES
     The components of income tax expense for the years ended June 30, are summarized as follows:

                                                                                            1993         1992         1991
Current:
  Federal.............................................................................   $6,437,000    5,190,000    7,250,000
  State...............................................................................    1,144,000           --           --
                                                                                          7,581,000    5,190,000    7,250,000
Deferred:
  Federal.............................................................................     (313,000)    (369,000)    (787,000)
  State...............................................................................      (59,000)     264,000           --
Total.................................................................................   $7,209,000    5,085,000    6,463,000
The components of deferred income taxes are as follows:
Uniform capitalization of inventory...................................................   $   13,000      (97,000)      (1,000)
Accrual to cash adjustment............................................................       32,000      345,000     (540,000)
Deferred loss on sale of loans........................................................      (62,000)    (142,000)    (287,000)
Deferred loan origination fees........................................................           --      (26,000)    (324,000)
FHLB stock dividend...................................................................      300,000      237,000     (207,000)
Deferred hedging gains on sales of options............................................        7,000        3,000        3,000
Deferred gain on sale of building.....................................................      163,000      163,000      163,000
Provision for losses on real estate acquired for development and resale...............     (250,000)    (114,000)    (139,000)
Depreciation..........................................................................     (267,000)     129,000      103,000
FAS 91 net deferred (credits) costs...................................................     (232,000)    (381,000)     421,000
Other.................................................................................      (76,000)    (222,000)      21,000
                                                                                         $ (372,000)    (105,000)    (787,000)

     The differences between actual income taxes and the amount computed by applying the federal income tax rate of 34% are reconciled as follows:

                                                                                            1993         1992         1991
Computed federal income taxes.........................................................   $6,104,000    4,654,000    5,069,000
Increase (decrease) in income taxes resulting from:
  Bad debt expense....................................................................      957,000     (125,000)     878,000
  Nontaxable income, primarily gains on sale of real estate acquired through foreclosure, tax exempt interest, and accretion of discount on
     purchased loans..................................................................     (784,000)    (227,000)    (271,000)
  Nondeductible expenses, primarily losses and expenses on real estate
     acquired through foreclosure and goodwill amortization...........................      655,000      571,000      814,000
  Environment tax.....................................................................       14,000       11,000       21,000
  State income tax, net of federal tax benefit........................................      716,000      174,000           --
  Other, net..........................................................................     (453,000)      27,000      (48,000)
  Income tax expense..................................................................   $7,209,000    5,085,000    6,463,000

                                     VII-31

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
12. INCOME TAXES -- Continued
     The Internal Revenue Code allows thrifts a special bad debt deduction based on the greater of actual experience or a percentage of taxable income before such deduction. The applicable percentage for the years ended June 30, 1993, 1992 and 1991 was approximately 8.0%.
     The bad debt deduction determined for tax purposes is not charged to earnings in the accompanying financial statements, but results in an appropriation to restricted retained earnings for tax purposes. The accumulated appropriation of bad debts in restricted retained earnings at June 30, 1993, 1992 and 1991 was approximately $16,851,000, $15,920,000 and $16,105,000, respectively. Reductions of such amounts for other than bad debt losses create earnings for tax purposes.
     The Bank's tax returns have been examined by the Internal Revenue Service
(IRS) through June 30, 1990. Management settled with the IRS on a claim for refund due to net operating losses and bad debt deductions. As a result $600,000 was taken as a reduction to income tax expense.
     The Bank has not adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" for the year ending June 30, 1993. But if the adoption had occurred, net earnings would have increased $5.2 million or $.56 per share.
13. STOCKHOLDERS' EQUITY
     On December 15, 1983, the Bank converted from a federal mutual to a federal stock association. At that date, eligible deposit account holders were granted priority interest in the unlikely event of future liquidation of the Bank by the establishment of a liquidation account equal to net worth at June 30, 1983. In the event of such liquidation, and only in such event, an eligible deposit account holder who continues to maintain his deposit account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts, before any distributions may be made to the Bank's stockholders. Regulations of the OTS do not permit the Bank to pay dividends on common stock if its stockholders' equity would thereby be reduced below the amount required for the liquidation account or the Bank's regulatory capital requirement.
     A reconciliation of stockholders' equity to statutory capital requirements at June 30, 1993 (unaudited) follows:

                                                                                    TANGIBLE         CORE        RISK-BASED
                                                                                    CAPITAL         CAPITAL        CAPITAL
Stockholders' equity...........................................................   $125,570,883    125,570,883    125,570,883
Additions:
  Qualifying supervisory goodwill..............................................             --     15,378,382     15,378,382
  Qualifying maturing capital instruments......................................             --             --      8,038,500
  General valuation loan allowances............................................             --             --     12,372,261
Deductions:
  Goodwill.....................................................................     28,749,405     28,749,405     28,749,405
  Non-includable purchased mortgage servicing rights...........................      3,900,917      3,900,917      3,900,917
  Non-includable portion of investments in subsidiaries........................      3,235,663      3,235,663      3,235,663
  Non-includable portion of non-residential construction and land loans........             --             --         17,011
Statutory capital..............................................................     89,684,898    105,063,280    125,457,030
Statutory requirement..........................................................     30,756,765     61,513,529    103,504,999
Excess.........................................................................   $ 58,928,133     43,549,751     21,952,031
Statutory capital ratio........................................................           1.50%          3.00%          8.00%
Actual capital ratio...........................................................           4.37%          5.12%          9.70%

     The Bank is in compliance with all the current statutory capital requirements. The Bank, as discussed in Management's Discussion and Analysis, is always looking for ways to augment capital and will continue to restructure its assets to improve its compliance with the risk-based requirement.
                                     VII-32

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
14. STOCK DIVIDEND
     On January 21, 1993, the Board of Directors declared a three-for-two stock split effected as a 50% stock dividend payable to stockholders of record as of February 2, 1993. The distribution date was February 23, 1993 with fractional shares paid in cash based on the adjusted market value of the stock at the distribution date. The weighted average shares outstanding and earnings per share amounts for the prior years have been restated to reflect the distribution of the stock dividend.
15. STOCK OPTION AND INCENTIVE PLANS
     The Bank has two plans -- the 1983 Stock Option and Incentive Plan and the 1992 Stock Option and Incentive Plan. The stock options pursuant to the plans are to be granted primarily to directors, officers and other key employees. Options granted under the Option Plans may be incentive stock options or non-incentive stock options. The plans also provide for the granting of stock appreciation rights as well as restricted stock. The shares of stock reserved for the 1983 option plan amounted to 940,268, 739,642, and 785,554 shares at June 30, 1993, 1992, and 1991, respectively. On November 6, 1992, 40,500 options were issued to participants of the 1983 option plan. Unexercised options to purchase 273,183 shares were surrendered to the Bank during the year ended June 30, 1991. On November 17, 1992, the shareholders of the Bank approved, by a majority vote, the adoption of the 1992 Stock Option and Incentive Plan. The shares of stock reserved for the 1992 Plan amounted to 450,000 shares and grants made from this plan amounted to 113,700 options. At June 30, 1993, the Bank had the following options outstanding from both plans:

                                                                         OPTION
GRANT DATE                                                     SHARES    PRICE      EXPIRATION DATE
December 15, 1983..........................................      2,634   $3.30     December 8, 1993
December 18, 1987..........................................    230,876    3.08     December 18, 1997
December 31, 1987..........................................     54,450    3.14     December 31, 1997
August 30, 1990............................................    161,490    2.28     August 30, 2000
November 6, 1992...........................................    154,200    7.58     November 6, 2002

     During the years ended June 30, 1993 and 1992, options for 249,380 and 45,912 shares were exercised, respectively. Some of the options exercised this year were non-incentive options, which are treated as compensation to the employee and a tax deduction for the institution. The accounting procedure is to record a tax benefit to paid in capital equal to the tax rate multiplied by the total difference between fair market value on the date of exercise and the exercise price. The resulting impact was an increase to paid in capital of $471,000 and a corresponding reduction to current income taxes payable.
16. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) AND EMPLOYEE STOCK PURCHASE PLAN (ESPP) On July 21, 1987, the Board of Directors approved the establishment of an
ESOP to enable eligible employees to acquire stock ownership interest in the Bank. The stockholders, at their annual meeting on October 27, 1987, approved the ESOP. The ESOP is a leveraged employee stock ownership plan as described in
Section 497(e)(7) and is a "qualified" retirement plan under Section 401(a) and 501(a) of the Internal Revenue Code. All full-time salaried employees after one year of service and attaining 21 years of age are eligible to participate. Each participant will become fully vested after five years of service. The Board of Directors determines the amount, if any, to be contributed to the ESOP each year. The contribution will be shares of common stock, cash or other property. The Bank accrued $210,000 in fiscal 1993, $195,000 in fiscal 1992, and $170,000 in fiscal 1991 for the ESOP. The ESOP purchased unissued shares at the closing market price as summarized in the following table:

                                                                                           MARKET PRICE
DATE                                                                             SHARES     PER SHARE
August 17, 1992...............................................................   23,340       $ 8.08
August 20, 1991...............................................................   41,476         4.09
August 30, 1990...............................................................   64,075         2.27

                                     VII-33

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
16. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) AND EMPLOYEE STOCK PURCHASE PLAN
(ESPP) -- Continued
     The Bank also has a plan called the Employee Stock Purchase Plan (ESPP) that allows employees to invest in the stock of the company and thereby increase ownership within the bank. On October 29, 1990, the shareholders approved an amendment to the ESPP that allowed the plan to purchase unissued shares directly from the bank on a specific day of each month at the market price for that date. Set forth in the table below are the total shares purchased and their weighted average purchase price.

                                                                             1993      1992      1991
Shares purchased.........................................................   28,345    49,644    65,932
Weighted average price...................................................    $8.84      4.40      2.46

17. EMPLOYEE BENEFITS
     The Bank has a non-contributory trustee retirement plan for all salaried employees who have attained the age of 21 years but not 60 years at the date of their employment and have one year of service prior to the next anniversary date of the plan. The normal retirement date is the first of the calendar month in which the participant reaches the age of 65.
     The following table sets forth the net periodic pension cost included in general and administrative expenses and the pension plan's funded status amounts recognized in the Bank's consolidated financial statements for the years ended June 30.

                                                                                           1993          1992         1991
NET PERIODIC PENSION COST:
  Service cost.......................................................................   $   961,913      851,108      779,698
  Interest cost......................................................................       792,562      737,729      726,715
  Actual return on assets............................................................    (1,284,521)    (489,899)    (781,447)
  Other..............................................................................       521,305     (186,498)      34,146
                                                                                        $   991,259      912,440      759,112
Fair value of plan assets, primarily government guaranteed obligations or
  certificates of deposit............................................................   $10,491,763    8,786,148    8,838,430
Projected benefit obligation.........................................................     9,841,562    9,164,797    9,028,214
Accumulated benefit obligation.......................................................     6,800,873    6,452,607    6,567,699
Vested accumulated benefit obligation................................................     6,564,765    6,285,772    6,504,794
Unrecognized prior service cost......................................................       119,561      129,866      140,171
Unrecognized net loss................................................................     1,945,891    2,739,180    2,394,348
Unrecognized net assets..............................................................       620,001      676,365      732,729
Unfunded accumulated benefit obligation..............................................            --           --           --
Prepaid pension cost.................................................................     1,856,530    1,554,300    1,331,664

     The weighted average discount rate used in valuing liabilities was 9.5% as was the expected return on plan assets for the current year. Anticipated salary increases were 6.5%.
     The Bank also has two incentive compensation plans, one for senior management and one for selected other employees. The plans provide for incentive bonuses to be paid if specified objectives, to be determined each year, are met. The senior management plan is tied to a corporate profitability objective (determined annually by the Board) that must be exceeded for any bonuses to be paid to senior management. The incentive bonuses, as provided for in the plans, may range up to 35% and 50% of annual compensation for selected other employees and senior management, respectively, with targeted bonus levels being established annually. The targeted bonus levels for the fiscal 1993 year were 10% and 15% for selected other employees and senior management, respectively. The amount expended for these plans in 1993, 1992 and 1991 was $634,000, $461,000, and $512,000, respectively.
                                     VII-34

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
18. SALE OF BRANCHES
     On December 13, 1991, The First Savings Bank sold four of its branch offices to Carolina First Savings Bank, (formerly First Federal Savings and Loan Association of Georgetown), a subsidiary of Carolina First Corporation. The sale of the Myrtle Beach offices consisted of $10.0 million in installment loans, $319,000 in premises and equipment, and the assumption of $37.0 million in deposits by Carolina First. The resulting gain before income taxes, net of expenses, amounted to $632,000.
19. QUARTERLY FINANCIAL DATA (UNAUDITED)
     Quarterly operating data for the years ended June 30, is summarized as follows:

                                                                                         FIRST     SECOND      THIRD     FOURTH
                                                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
1993
Total interest and dividend income...................................................   $38,496    39,705     36,570     37,160
Net interest income..................................................................    16,006    18,241     17,002     17,532
Net earnings.........................................................................   $ 1,900     3,047      2,300      3,498
Net earnings per share...............................................................   $   .20       .33        .25        .37
Weighted average shares outstanding..................................................     9,243     9,299      9,359      9,411

1992
Total interest and dividend income...................................................   $44,559    42,682     40,439     40,435
Net interest income..................................................................    12,858    12,966     14,539     16,637
Net earnings.........................................................................   $ 1,513     2,804      1,809      2,477
Net earnings per share...............................................................   $   .17       .32        .20        .27
Weighted average shares outstanding..................................................     8,883     8,898      8,975      9,122

20. LITIGATION
     The Bank is a defendant in a lawsuit filed in 1991 in the Court of Common Pleas, Thirteenth Judicial Circuit, State of South Carolina. On May 21, 1993, a jury awarded the plaintiffs a $4.1 million judgment against the Bank consisting of $500,000 in actual damages and $3.6 million in punitive damages for allegedly acting as a control person and aiding and abetting a state securities law violation. The plaintiffs, limited partners in a failed venture to construct and operate a residential health care facility for senior citizens, alleged that the Bank, as an escrow agent and lender for the project, knew or should have known, that its loan commitment was insufficient and that the Bank was therefore responsible for the losses suffered by the limited partners resulting from the actions of the general partners.
     Prior to this case going to the jury, the Bank made a motion for directed verdict which was not granted. Rule 50(b) of the South Carolina Rules of Civil Procedure states that when a motion for a directed verdict is not granted, the Court is deemed to have submitted the action to the jury subject to a later determination of the legal question raised in the motion. After the jury verdict, the Bank renewed that motion in the form of a motion for judgment not withstanding the verdict, as well as an alternative motion for a new trial. This motion and the Plaintiff's petition for legal fees, costs and interest were argued before the Circuit Judge on June 22, 1993, and as yet no decision has been rendered. It is the opinion of the Bank's legal Counsel that it is not probable that a loss in the amount of the present jury verdict will be incurred by The First. Furthermore, if a loss ultimately is incurred following post trial motions and appeals, it is not probable that the loss would exceed $750,000.
     Accordingly, the Bank has not established any specific allowances for this suit. However, the Bank's general reserves are adequate to support the range of loss estimated by its legal Counsel. Unless the Trial Judge dismisses this action in its entirety, management will vigorously appeal any judgment. Therefore, it is management's opinion, based upon Counsel's
                                     VII-35

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
20. LITIGATION -- Continued
analysis of the outcome of the suit, that any future liability arising from this suit will not have a material adverse effect on the consolidated financial position of the Bank.
     Except for the ultimate outcome of the suit previously discussed, the legal proceedings against the Bank are generally incidental to its business. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position of the Bank.
21. SALE OF BANK
     On August 5, 1993, the Bank announced that a definitive agreement had been reached with Southern National Corporation (SNC), (a national Bank holding company) headquartered in Lumberton, North Carolina. SNC will acquire The First in a fixed exchange stock swap transaction (pooling of interest). The terms of the agreement call for SNC to issue .855 shares of its common stock for each of the outstanding shares and options of the Bank at closing date. This transaction is valued at $181 million based on the exchange ratio, the closing price of SNC stock, and the shares of stock of The First outstanding on August 5, 1993.
     If certain conditions are met as specified in the agreement, the exchange ratio may be increased if SNC stock price falls below $21.625. Furthermore, under conditions as specified in the agreement, either party may terminate the agreement prior to closing. This transaction is subject to regulatory authority and shareholder approval.
22. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table discloses the carrying values and fair values at June 30, 1993 for the financial instruments of the Bank determined under the requirements of FAS 107.

                                                                                             CARRYING VALUE     FAIR VALUE
Financial Assets:
  Cash, cash equivalents, and Investment securities.......................................   $  159,019,550      159,328,242
  Mortgage-backed certificates, net.......................................................      360,411,435      375,058,198
  Loans receivable, net...................................................................    1,453,070,468    1,486,533,382
                                                                                             $1,972,501,453    2,020,919,822
Financial Liabilities:
  Deposits................................................................................   $1,520,635,224    1,540,314,840
  Advances from FHLB......................................................................      272,731,995      284,407,259
  Subordinated capital notes..............................................................        7,927,635        8,833,618
  Other borrowed money....................................................................       59,936,491       59,936,491
                                                                                             $1,861,231,345    1,893,492,208
Commitments:
  To originate or purchase loans and MBCs.................................................   $   85,284,968       87,316,218
  To sell mortgage loans..................................................................   $  200,052,072      202,312,803
  Unused lines and letters of credit......................................................   $  130,448,386      130,448,386

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.
  CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES
     For short-term instruments, the carrying amount is the best estimate for the fair value. For investment securities a quoted market bid price supplied by a primary broker dealer was used for each of the actual instruments.
                                     VII-36

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
22. FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued
  MORTGAGE-BACKED CERTIFICATES, NET
     The MBCs were grouped into three categories for estimating fair value. MBCs securitized under FHLMC, FNMA, or GNMA were grouped by even coupons in 50 basis point increments and were valued using actual market bid prices on those securities. MBCs with odd coupons were valued by interpolating a price from a standard coupon security with similar characteristics. Privately issued MBCs were valued by using a similar FHLMC security price less two (2) percentage points.
  LOANS RECEIVABLE, NET
     For certain homogeneous categories of loans, fair value was estimated using the quoted market prices for securities backed by similar loans. The fair value of other types of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
  DEPOSITS
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For fixed-maturity deposits, the fair value was estimated by using the rates currently offered by the Bank for deposits of similar remaining maturities.
  ADVANCES FROM FHLB
     The fair value was determined under the FHLB methodology for calculating the prepayment penalty on the advances using a discounted present value.
  SUBORDINATED CAPITAL NOTES
     The fair value was determined by a discounted present value calculation using the 4 year treasury rate plus 350 basis points. At the time the notes were issued, they were sold at the 10 year treasury rate plus 250 basis points. The 4 year treasury rate was chosen to match the remaining maturity of the notes and the increased spread was used because retail sales are presently not allowed, so a premium was added to the original spread.
  OTHER BORROWED MONEY
     The fair value of other borrowed money was estimated at its carrying value due to the short term to maturity.
  COMMITMENTS
     The fair value of the commitments to originate loans was determined to be par for the loan originations. The commitment to purchase the MBC was valued at the current market price for that particular security.
     Commitments to sell mortgage loans were valued by using the actual price for closed loans and pipe-line loans plus an added value for the associated servicing rights retained.
     The fair value of commitments for unused lines and letters of credit was determined to be the carrying value since these are either variable rate or premium priced fixed-rate commitments.
                                     VII-37

                          THE FIRST SAVINGS BANK, FSB
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
23. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS
     The Bank had outstanding commitments to originate, purchase, or sell loans receivable at June 30, 1993 as follows:

Firm commitments:
  To originate or purchase:
     Fixed-rate:
       Mortgage loans with a weighted average rate of 7.33%...........................   $  49,965,891
       Mortgage-backed certificates with a rate of 9%.................................      25,000,000
     Variable-rate:
       Mortgage loans.................................................................       9,168,214
       Commercial loans...............................................................       1,150,863
                                                                                         $  85,284,968
  To sell:
     Mortgage loans...................................................................   $ 200,052,072
Unused lines of credit:
  Overdraft lines at 18%..............................................................       7,407,651
  Home equity lines (variable-rate)...................................................     103,700,688
  Commercial lines (variable-rate)....................................................      18,024,302
                                                                                         $ 129,132,641
  Letters of credit (variable-rate)...................................................   $   1,315,745

     At June 30, 1993, except for single-family home loans and the fact that the majority of the loan portfolio is located in the Bank's immediate market area, there were no concentrations of loans in any type of industry, type of property, or to one borrower that exceeded 10% of the Bank's total loan portfolio.
     In certain instances, the amounts reported in the prior periods' consolidated financial statements included herein have been reclassified to put them on a comparable basis to the amounts reported in the June 30, 1993, consolidated financial statements.
                                     VII-38

                          INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS
THE FIRST SAVINGS BANK, FSB
Greenville, South Carolina
     We have audited the accompanying consolidated statements of financial condition of The First Savings Bank, FSB and subsidiaries as of June 30, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1993. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The First Savings Bank, FSB and subsidiaries at June 30, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1993, in conformity with generally accepted accounting principles.
                                         (Signature of KPMG Peat Marwick)
                                         KPMG PEAT MARWICK
Greenville, South Carolina
August 6, 1993
                                     VII-39

                        Southern National Corporation
                                   And
                        The First Savings Bank, FSB
                  Proforma Combined Statement of Condition
                            December 31, 1993
                         (Dollars in thousands)

Assets
  Cash and due from depository institutions                  $  280,919
  Interest-bearing bank balances                                 39,855
  Federal funds sold and securities purchased under
     resale agreements or similar arrangements                    9,955
  Securities held for sale                                    1,140,087
  Investment securities                                       1,353,206
  Loans held for sale                                           311,591
  Loans and leases, net of unearned income                    4,576,238
    Less - allowance for losses                                 (62,896)
       Net loans and leases                                   4,513,342
  Premises and equipment,  net                                  130,187
  Other assets                                                  134,320
       Total assets                                          $7,913,462
Liabilities and Shareholders' Equity
  Deposits:
    Noninterest-bearing                                      $  741,426
    Interest-bearing                                          5,282,145
       Total deposits                                         6,023,571
  Short-term borrowings                                         756,343
  Accounts payable and accrued liabilities                      143,334
  Long-term debt                                                451,177
       Total liabilities                                      7,374,425
Shareholders' equity:
  Preferred stock, $5 par, 5,000,000 shares authorized,
     770,000 issued and outstanding                               3,850
  Common stock, $5 par, 120,000,000 shares authorized,
     39,738,244 proforma issued and outstanding                 168,461
  Paid-in capital                                               181,416
  Retained earnings                                             189,671
  Unearned compensation                                          (4,361)
      Total shareholders' equity                                539,037
      Total liabilities and shareholders' equity             $7,913,462

                       Southern National Corporation
                                    And
                        The First Savings Bank, FSB
                   Proforma Combined Statement of Income
                   For the Year Ended December 31, 1993
               (Dollars in thousands except per share data)

                                                                 1993
Interest Income
  Interest and fees on loans and leases                         $380,334
  Interest and dividends on securities                           136,254
  Interest on temporary investments                                2,090
       Total interest income                                     518,678
Interest Expense
  Interest on deposits                                           183,413
  Interest on short-term borrowings                               15,329
  Interest on long-term debt                                      23,118
       Total interest expense                                    221,860
Net Interest Income                                              296,818
  Provision for loan and lease losses                             26,423
Net Interest Income After Provision for Loan and Lease Losses    270,395
Noninterest Income
  Service charges on deposit accounts                             36,005
  Nondeposit fees and commissions                                 23,686
  Securities gains, net                                           12,979
  Other income                                                    11,227
       Total noninterest income                                   83,897
Noninterest Expense
  Personnel expense                                              125,479
  Occupancy and equipment expense                                 36,537
  Federal deposit insurance expense                               13,384
  Foreclosed property expense                                     21,914
  Other expense                                                  123,041
       Total noninterest expense                                 320,355
Earnings
  Income before income taxes                                      33,937
  Provision for income taxes                                      19,629
  Income before cumulative effect of
  changes in accounting principles                                14,308
    Less: cumulative effect of changes
    in accounting principles, net of
    income taxes                                                  27,304
  Net Income                                                     (12,996)
  Preferred dividend requirements                                  5,196
  Income applicable to common shares                            $(18,192)
Per Common Share
  Net income:
    Primary
       Income before cumulative effect                           $  0.24
       Less: cumulative effect                                      0.70
          Net income                                             $ (0.46)
    Fully-diluted
       Income before cumulative effect                           $  0.33
       Less: cumulative effect                                      0.63
          Net income                                             $ (0.30)
  Cash dividends paid per common share                           $  0.64

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                                   EXHIBIT INDEX

23.1      Consent of KPMG Peat Marwick

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                               APPENDIX

On Page VII-39 the signature of KPMG Peat Marwick appears where indicated.